      As filed with the Securities and Exchange Commission on May 30, 2001.

                                                   Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            UNION PACIFIC CORPORATION
             (Exact name of registrant as specified in its charter)

                    UTAH                                        13-2626465
         (State or other jurisdiction of            (I.R.S. Employer Identification No.)
         incorporation or organization)

         1416 DODGE STREET
         OMAHA, NE                                                68179
         (Address of Principal Executive Offices)               (Zip Code)

                            UNION PACIFIC CORPORATION
                            2001 STOCK INCENTIVE PLAN
                              (Full title of plan)
                               CARL W. VON BERNUTH
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                  AND SECRETARY
                            UNION PACIFIC CORPORATION
                                1416 DODGE STREET
                                 OMAHA, NE 68179
                                 (402) 271-5777
(Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES TO   AMOUNT TO BE        OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
BE REGISTERED            REGISTERED          SHARE (1)               PRICE (1)                 REGISTRATION FEE
------------------------ ------------------- ----------------------- ------------------------- ---------------------
Common Stock, Par
Value $2.50 Per Share    12,000,000               $55.63               $667,560,000.00            $166,890.00
====================================================================================================================

(1) Estimated pursuant to paragraphs(c) and (h) of Rule 457 solely for purpose of calculating the registration fee based upon the average of the high and low sales price of Common Stock on May 25, 2001.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.       Plan Information.*

Item 2.       Registrant Information and Employee Plan Annual Information.*

              *Information required by Part I of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8. The document(s) containing such information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

              The following documents, which have been filed previously by the Union Pacific Corporation ("the Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement and made a part hereof:

              (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

              (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

              (c) The description of the Common Stock, par value $2.50 per share, that is contained in the Company's Registration Statement filed under the Exchange Act under File No. 1-6075, including all amendments or reports filed for the purpose of updating such description.

              All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

              For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

              The financial statements and the related financial statement schedule incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 4.       Description of Securities.

              Not applicable.

Item 5.       Interests of Named Experts and Counsel.

              An opinion stating that the Common Stock registered hereunder, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company has been rendered to the Company on May 30, 2001 by James J. Theisen, Jr., Esq., Senior Corporate Counsel of the Company. Mr. Theisen owns approximately 625 shares of Common Stock, including retention shares granted under the Company's 1993 Stock Option and Retention Stock Plan, and holds options to purchase 2,100 additional shares of Common Stock. Mr. Theisen is eligible to receive awards under the Plan.

Item 6.       Indemnification of Directors and Officers.

              The Company is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company's By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

              The Company's Articles of Incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

              The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number                      Exhibit

         5    -    Opinion of James J. Theisen, Jr., Esq.

         23.1 -    Consent of Deloitte & Touche LLP

         23.2 - Consent of James J. Theisen, Jr., Esq. (included in Exhibit 5 above)

         24   -    Powers of Attorney

Item 9.       Undertakings.

              (a) The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to
                    Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or
              Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
              Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 30th day of May, 2001.


                                      UNION PACIFIC CORPORATION


                                      By: /s/ Carl W. von Bernuth
                                          -----------------------
                                          Carl W. von Bernuth
                                          Senior Vice President,
                                          General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 30th day of May, 2001, by the following persons in the capacities indicated.


                  Signature                                 Title
                  ---------                                 -----

 /s/ Richard K. Davidson                    Chairman of the Board, President, Chief
-----------------------------------         Executive Officer and Director
     (Richard K. Davidson)                  (Principal Executive Officer)


 /s/ James R. Young                         Executive Vice President - Finance
-----------------------------------         (Principal Financial Officer)
     (James R. Young)


 /s/ Richard J. Putz                        Vice President and Controller
-----------------------------------         (Principal Accounting Officer)
     (Richard J. Putz)

Philip F. Anschutz                          Director )
E. Virgil Conway                            Director )    By: /s/ Thomas E. Whitaker
Thomas J. Donohue                           Director )        --------------------------------------
Archie W. Dunham                            Director )        (Thomas E. Whitaker
Spencer F. Eccles                           Director )        --------------------------------------
Ivor J. Evans                               Director )        as Attorney-in-Fact)
Elbridge T. Gerry, Jr.                      Director )
Judith Richards Hope                        Director )
Richard J. Mahoney                          Director )
Steven R. Rogel                             Director )
Richard D. Simmons                          Director )

                                INDEX TO EXHIBITS

     Exhibit
     Number                             Exhibit
     --------                           -------
       5            -          Opinion of James J. Theisen, Jr., Esq.

       23.1         -          Consent of Deloitte & Touche LLP

       23.2         -          Consent of James J. Theisen,  Jr.,  Esq.
                               (included in Exhibit 5 above)

       24           -          Powers of Attorney